UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 1, 2019

THE GOLDMAN SACHS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	No. 001-14965	No. 13-4019460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 West Street New York, New York	10282
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 902-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events

2018 Year-End Compensation

The Goldman Sachs Group, Inc. (the “Registrant,” the “firm” or “we”) today announced that the Compensation Committee (the “Committee”) of the firm’s Board of Directors (“Board”) has determined total annual compensation for 2018 for Messrs. David M. Solomon and Lloyd C. Blankfein. In determining compensation for Messrs. Solomon and Blankfein, the Committee considered several factors, including our firm’s strong operating performance during 2018 and management’s continued focus on expense discipline while investing for future growth. Additionally, with respect to Mr. Blankfein, the Committee took into account that Mr. Blankfein had transitioned out of the Chief Executive Officer (“CEO”) role effective as of the end of September 2018, and remained Chairman of the Board through the end of the year.

Mr. Solomon, our Chairman and CEO, received $23,000,000 in 2018 total annual compensation, which compares to 2017 total annual compensation of $21,000,000 (when he served as our President and Co-Chief Operating Officer). Mr. Solomon’s 2018 compensation consists of an annual base salary of $1,887,500, which reflects a per annum rate of $1,850,000 through September 30, 2018 and $2,000,000 beginning October 1, 2018, and annual variable compensation of $21,112,500. $15,412,125 of this annual variable compensation was granted in the form of performance-based restricted stock units (“PSUs”), with the remainder granted in the form of cash. The PSUs tie 100% of Mr. Solomon’s annual equity-based compensation to ongoing performance metrics; further information regarding these metrics will be disclosed in the Registrant’s Proxy Statement for the 2019 Annual Meeting of Shareholders.

Mr. Blankfein, our former Chairman and CEO, received $20,500,000 in total annual 2018 compensation, which compares to 2017 total annual compensation of $24,000,000. Mr. Blankfein’s 2018 compensation consists of an annual base salary of $2,000,000 and annual variable compensation of $18,500,000. $14,245,000 of this annual variable compensation was granted in the form of restricted stock units, with the remainder granted in the form of cash.

For the year ended December 31, 2018, the Registrant reported net revenues of $36.62 billion and pre-tax earnings of $12.48 billion, which were both 12% higher compared with 2017 and the highest since 2010, diluted earnings per common share of $25.27 (a record) and return on average common shareholders’ equity of 13.3% (the highest since 2009).

Additional Determinations Regarding 2018 Year-End Compensation

In light of the ongoing governmental and regulatory investigations relating to 1Malaysia Development Berhad (“1MDB”), the Board also approved a new forfeiture provision that was included in the terms and conditions of the 2018 year-end equity-based awards granted to each of the employees serving as the firm’s Senior Executives as of December 31, 2018. This provision will provide the Committee with the flexibility to reduce the size of the award prior to payment and/or forfeit the underlying transfer-restricted shares (which transfer restrictions release approximately five years after the grant date) if it is later determined that the results of the 1MDB proceedings would have impacted the Committee’s 2018 year-end compensation decisions for any of these individuals.

Determinations Regarding 2011 LTIP Awards

The Committee also made certain determinations with respect to the three outstanding Long-Term Performance Incentive Plan awards granted in January 2011 (the “LTIP Awards”). These LTIP Awards, held by retired executives of the firm, had a performance period from January 2011 through December 2018. The ongoing governmental and regulatory investigations relating to 1MDB relate in part to events that occurred during this performance period, and the Committee concluded that it was appropriate to defer its decision under the awards until more information is available. Accordingly, no amounts under the LTIP Awards have yet been determined or paid. The Registrant will publicly disclose when a final determination is made.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC.
(Registrant)

Date: February 1, 2019	By:	/s/ Karen P. Seymour
Name: Karen P. Seymour
Title: Executive Vice President and General Counsel